Exhibit 99.1

           Uranium Resources, Inc. Announces Texas TCEQ PAA 3 Approval


    LEWISVILLE, Texas--(BUSINESS WIRE)--Feb. 23, 2006--Uranium Resources, Inc. (OTCBB:URIX) announced today that on February 22, 2006 the Texas Commission on Environmental Quality (the "TCEQ") voted unanimously to approve Production Area Authorization 3 ("PAA 3") at its Kingsville Dome Project. The Commission's action may be subject to appeal.
    Paul K. Willmott, President of the Company, stated that he was pleased with the decision by the TCEQ, which continues to affirm that the Company's in situ recovery activities in Texas protect public health and safety, and the environment including groundwater resources. The Company continues to expect that it will commence production at the Kingsville Dome project at the beginning of the second quarter of 2006.

    This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plans" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB/A filed with the Securities and Exchange Commission.
    Uranium Resources, Inc. is a Dallas-area-based uranium mining company whose shares are quoted on the OTC Bulletin Board under the symbol URIX. The Company specializes in in situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.



    CONTACT: Uranium Resources, Inc., Lewisville
             Paul K. Willmott, 972-219-3330
             or
             Thomas H. Ehrlich, 972-219-3330